Exhibit 99.1

Agrify Enters into Binding Letter of Intent to Acquire PurePressure, the Leader in Solventless Extraction and Advanced Ice Water Hash Processing in the Cannabis and Hemp Industry

Agrify’s Rapidly Expanding Extraction Division to Offer Best-In-Class Solutions in Two of the Fastest Growing Segments within the Extraction Market

Billerica, Mass., December 8, 2021 – Agrify Corporation (Nasdaq:AGFY) (“Agrify” or the “Company”), the most innovative and vertically integrated provider of premium cultivation and extraction solutions for the cannabis and hemp industry, today announced it has signed a binding letter of intent to acquire PurePressure, the leader in solventless extraction and advanced ice water hash processing in the cannabis and hemp industry.

With the acquisition of PurePressure, Agrify expects to bolster its rapidly expanding extraction division by adding best-in-class solutions to its product mix in two of the fastest growing subcategories in the cannabis and hemp extraction market. PurePressure, which is located in Denver, Colorado, offers premium solventless processing products and rosin presses to support any operation, big or small. The PurePressure team has worked with over 7,000 customers to date and has developed a superior reputation for quality, reliability, precision, control, and exceptional customer service. This has resulted in record organic growth every year since PurePressure’s inception in 2015, and annual revenue for 2021 is currently projected to be approximately $10 million. The parties intend to close the acquisition by the end of December 2021, and the acquisition is expected to be accretive in early 2022.

Management Commentary

“We are thrilled with the pending acquisition of PurePressure, a company with very impressive solventless extraction solutions, a growing portfolio of intellectual property, some of the best and brightest talent in the extraction industry, a strong product roadmap, and limitless potential,” said Raymond Chang, Chairman and CEO of Agrify. “We believe superior extraction solutions will be at the core of producing high-quality medical and recreational consumer products consistently, and the expected addition of PurePressure will make Agrify the number one source for the finest extraction solutions on the market in the cannabis and hemp industry.”

Mr. Chang added, “We are committed to providing the most comprehensive suite of cutting-edge cultivation and extraction solutions. We are confident that this acquisition, once completed, will strengthen our competitive position as a provider of choice.”

“We are immensely proud of the significant accomplishments we have achieved over the past six years,” said Ben Britton, Co-Founder and CEO of PurePressure. “We believe that becoming part of Agrify’s platform will provide PurePressure with the valuable resources needed to accelerate our growth and support our product development initiatives.”

Agreement Details

Agrify has agreed to acquire PurePressure, contingent on customary closing conditions and the negotiation of a definitive acquisition agreement, for a base purchase price of $9 million, consisting of $4 million in cash and $5 million in unregistered shares of Agrify common stock, subject to customary adjustments. There is also an additional earnout opportunity that can bring the total purchase price up to $12 million if PurePressure achieves certain financial milestones in 2022 and 2023.

About Agrify (Nasdaq:AGFY)

Agrify is the most innovative and vertically integrated provider of premium cultivation and extraction solutions for the cannabis and hemp industry. Our proprietary micro-environment-controlled Vertical Farming Units (VFUs) enable our customers to produce the highest quality products with unmatched consistency, yield, and ROI at scale. Agrify brings data, science, and technology to its customers for unparalleled control over cultivation and extraction. For more information, please visit Agrify at http://www.agrify.com, and Precision Extraction, a division of Agrify, at http://www.precisionextraction.com.

About PurePressure

PurePressure is the leader in solventless extraction and advanced ice water hash processing in the cannabis and hemp industry. The company offers premium solventless processing products and rosin presses to support any operation, big or small, and it has a legendary reputation for reliability, precision, control, and exceptional customer service. For more information, please visit PurePressure at https://gopurepressure.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Agrify, PurePressure, and other matters. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the expected results of the combination of Agrify and PurePressure; the proposed terms and conditions of any binding definitive agreement with PurePressure, which is subject to the receipt of all necessary approvals and satisfaction of all closing conditions for the completion of the transaction; future prospects; and financial performance. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "targets," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should carefully consider the risks and uncertainties that affect our business, including those described in our filings with the Securities and Exchange Commission (“SEC”), including under the caption “Risk Factors” in our Annual Report on Form 10-K filed for the year ended December 31, 2020 with the SEC, which can be obtained on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this communication. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and filings with the SEC.

Company Contacts:

Agrify
Timothy Oakes
Chief Financial Officer

tim.oakes@agrify.com

(351) 777-6585

Investor Relations
Anna Kate Heller

ICR

agrify@icrinc.com